Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Hexindai Inc. on Form F-1 of our report dated July 6, 2017, except for Note 17, as to which the date is September 19, 2017, with respect to our audits of the consolidated financial statements of Hexindai Inc. as of March 31, 2017 and 2016 and for the years ended March 31, 2017, 2016 and 2015, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP
Beijing, China

September 29, 2017

BEIJING OFFICE  • Unit 2419-2422 • Kerry Center South Tower • #1 Guang Hua Road • Chaoyang District, Beijing • 100020

Phone 8610.8518.7992 •  Fax 8610.8518.7993 • www.marcumbp.com